Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, July 31, 2015	For more information, contact: Brad Pogalz (952) 887-3753

DONALDSON DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS (July 31, 2015) — Donaldson Company, Inc. (NYSE: DCI) today announced that its Board of Directors declared a regular cash dividend of 17 cents per share, payable September 3, 2015, to Shareholders of record as of August 19, 2015. As of June 30, 2015, there were approximately 135 million shares outstanding. The current declaration is the 240th consecutive quarterly cash dividend paid by the Company over a time span of 60 years.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance, and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.Donaldson.com.

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